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                                                                      EXHIBIT 11


                         MARINE SHUTTLE OPERATIONS INC.

                          COMPUTATION OF LOSS PER SHARE

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

                                                             PERIOD ENDED            PERIOD ENDED
                                                               MARCH 31,              MARCH 31,
                                                                 1999                    1998
                                                        ---------------------    -----------------------
Net income (loss ) for the period attributable to
basic earning (loss) per share                                $ (2,129,225)            $ (185,217)

Net income (loss) for the period attributable to
diluted earnings per share                                    $ (2,129,225)            $ (185,217)

Weighted average shares outstanding                             33,403,274             20,020,000

Dilutive stock options                                                   -                      -

Total shares for primary and fully diluted earnings
per share                                                       33,403,274             20,020,000

Primary earnings (loss) per share                                  $ (0.06)               $ (0.01)
Fully diluted earnings (loss) per share                            $ (0.06)               $ (0.01)

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